Exhibit 10.19

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made on March 12, 2007

BETWEEN:

Ness Technologies, Inc.

A Delaware Corporation

With offices at Kiryat Atidim,

Tel Aviv, Israel (the “Company”)

Mr. Issachar Gerlitz

Israel (the “Executive”)

WHEREAS, the Company desires to employ the Executive as President and Chief Executive Officer of the Company and the Executive is willing to commit himself to be employed by the Company; and

WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions of the employment relationship of the Executive with the Company;

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth below, and intending to be legally bound, the parties hereto hereby agree as follows:

1.             Personal Employment Agreement.  This Employment Agreement is the only agreement, which shall govern the relations between the Company and the Executive, and shall exclusively determine the Executive’s terms of employment by the Company.  This Agreement shall be binding upon the parties, and shall not be subject to any other agreements or arrangements of any kind.

2.             Term.  The period of employment of the Executive by the Company hereunder (the “Employment Period”) shall commence on January 8, 2007 (the “Effective Date”) and shall end on 31.12.2009 (the “Initial Period”), provided, however, that the Employment Period shall automatically be extended for successive one year periods (each a “Renewal Period”) unless either of the parties shall give to the other party written notice of its desire not to so extend the Employment Period no later than six (6) months prior to the expiration of Initial Period or the Renewal Period, as the case may be. The Employment Period may be terminated as described in Sections 5  and 6.

3.             Position and Duties.

(a)            As of 16.3. 2007 and during the Employment Period, the Executive shall serve as the President and Chief Executive Officer (CEO) of the Company, and shall provide such other services to the Company as he shall be requested from time to time by the Company.

(b)           The Executive agrees to devote all of his working time and efforts to the performance of his duties for the Company. However it is agreed that the Executive may continue the activities as shall be agreed provided they do not interfere with the fulfillment of his duties.

(c)            The Executive’s services are included among the positions of management and the positions requiring a special degree of personal trust and the Company is not able to supervise the number of working hours of the Executive.  Accordingly, the provisions of the Hours of Work and Rest Law 1951 will not apply to the Executive and he will not be entitled to any additional remuneration whatsoever for his work with the exception of that specifically set out in this Agreement.

4.             Compensation and Related Matters.

(a)            Monthly Salary.  As compensation for the performance by the Executive of his obligations hereunder, during the Employment Period, the Company shall pay the Executive a monthly salary of 115,000NIS which sum shall be adjusted at the time of each payment of the salary in accordance with the changes in the Israeli Consumer Price Index (basic index published on January 15, 2007) (the “Monthly Salary”). It is hereby stated that such adjustment to the CPI shall be deemed to include any incremental cost of living addition to which the executive may become entitled and that the Executive shall not be entitled to such additions. Once a year the parties will review the Executive salary.

(b)           Gross Salary.  The Monthly Salary represents the Executive’s gross salary, and includes all of the salary components other than as specifically indicated in this Agreement and various supplements and benefits and/or all supplements under any law and/or expansion order and/or any special or general collective bargaining agreement that may apply to the relations between the Company and the Executive.  It is hereby acknowledged and agreed that all payments to the Executive by the Company, including, without limitation, the Monthly Salary and other benefits and payments of any kind, as provided in this Agreement are, unless otherwise required by law (e.g. — Company’s contribution to social insurance etc.), stated in gross figures, and there shall be deducted therefrom all relevant taxes and/or charges that shall apply to them, at the time of their payment, pursuant to any applicable law.

(c)           Options.  The Executive shall be entitled to options to purchase shares of Common Stock of the Company as shall be set forth in Exhibit A, in accordance with the terms of the option agreement, in the form attached hereto as Exhibit A.  It is hereby clarified that such options shall be at all times subject to the Company’s Employee Share Option Plan and the applicable provisions of the Israeli Tax Code and any rules and regulations promulgated thereunder.

(d)           Bonus.  Subject to the complete discretion of the Chairperson of the Company’s Board of Directors and subject to the approval of the Company’s Compensation Committee the Company shall pay to the Executive an annual bonus that shall be determined by the Chairperson of the Board of Directors, who may, if the Chairperson deems fit, in his sole discretion, set annual targets for the Executive as the basis for determining the amount annual bonuses payable to the Executive. In no case shall an annual bonus more than US$250,000 (“Maximum Bonus”). As of 1.1.2008 the bonus shall not be less than US$125,000. In the event that the Company shall employ the Executive only during part of a fiscal year, the bonus shall be paid in part, in proportion to that part of the fiscal year during which the Executive was employed hereunder. All bonuses are gross and subject to tax, payable in NIS and are not part of the Executive regular salary. The bonus will be payable on the April salary (paid in May) for the preceding year.

In addition the Company shall pay the Executive a special sign up bonus of 175,000 USD$ after the completion of  7 months in the CEO office

(e)            Expenses. The Company shall promptly reimburse the Executive for all reasonable business expenses incurred during the Employment Period by the Executive in performing services hereunder, including all expenses of travel and living expenses while traveling on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company, including the submission to the Company of appropriate vouchers or receipts for such expenses.

(f)            Company Car. The Executive shall be entitled to the use of a Company car, in accordance with the Company’s policy and as customary for executives of the Company.  The Company shall pay all expenses in connection with the car, and shall reimburse the Executive for all income taxes imposed in connection with his use of the car by way of grossing up (“GILUM”)

(g)           Managers Insurance Policy.  During the Employment Period, the Company shall contribute to an insurance company as part of a Managers Insurance Policy, which shall be the property of the Company an amount equal to 13 1/3% of the Monthly Salary (out of which 5% shall be for provident funds and 8 1/3% shall serve to cover severance compensation). The executive shall have the right to allocate the contribution of the above-mentioned 13 1/3% between Managers Insurance Policy program and a Pension fund. In the event due to applicable tax law or regulation, the executive shall not be entitled to deduct any part of the above mentioned 13 1/3% contribution, the executive shall have the right to receive this part of the contribution as part of his salary (similar to the equivalent treatment of advanced study fund (“Keren Hishtalmut”). Any tax payable in respect of such contributions to the insurance company shall be paid by the Executive.  The aforementioned allocations shall be in lieu of severance pay according to the Severance Pay Law, 1963. The policy will include irrevocable instructions of the Company for an automatic transfer of title upon termination of employment for any reason other than termination by the Company pursuant to Art. 5 (c) (III) below.

(h)           Disability Insurance.  In addition to the foregoing, during the Employment Period the Company will bear the cost of disability insurance with an insurance company, which secures a monthly payment to the Executive according to the policy terms.  In any event the amount paid by the Company for such insurance shall not exceed 2.5% of the Executive’s gross salary.

(i)             Advanced Study Fund.  The Company shall, during the Employment Period, make monthly contributions on behalf of the Executive to a recognized Advanced Study

Fund in an amount equal to 7.5% of the Executive’s salary. Any tax payable in respect of such contributions to such fund shall be paid by the Executive. In addition the Company shall deduct 2.5% from the Executive’s salary which deduction shall also be paid to such Fund.  All deposits shall belong to the Executive.

(j)             Vacation.  The Executive shall be entitled to vacation days and to compensation in respect of earned but unused vacation days, determined in accordance with the Company’s vacation plan (currently 24 working days per year that can be aggregated for up to two years (up to 48 days)[“The Aggregating Period”].  Official state holidays in Israel shall not be considered as vacation days. Within the Aggregating Period the company shall not obligate the Executive to leave for vacation including during the Notice Period.

(k)            Medical Examination.  The Company shall pay for one annual medical examination of the Executive, to be performed at a medical center of the Executive’s choice, provided that the cost of such examination shall not exceed the cost of a similar examination at the Tel-HaShomer hospital.

(l)             Alternative Allocation of Payments.  At the Executive’s request, the Company shall modify the payments and benefits set forth in this Section 4 by increasing certain payments and benefits and decreasing others, in accordance with the Executive’s request, provided, however, that all such modifications shall not result in any increase to the overall cost to the Company of the Executive’s employment (including costs in connection with future entitlements of the Executive or his heirs).

(m)           Daily Newspaper. The Executive shall be entitled to the “Globes” newspaper and or a daily newspaper on the Company’s account.

(n)           Insurance and Indemnification. The company undertakes to take all necessary steps and actions in order to (1) include the executive under the directors’ and officers’ insurance policy providing sufficient insurance coverage and (2) Providing him with full indemnification. Both insurance and indemnification shall be in full force and effect for the Term of his employment by the company plus an additional seven years.

5.             Termination.  The Executive’s employment hereunder may be terminated, in which case the Employment Period shall end, under the circumstances set forth below:

(a)            Death.  The Executive’s employment hereunder shall terminate upon his death.

(b)           Disability.  If, as a result of the Executive’s incapacity due to physical or mental illness or injury, the Executive shall have been absent from the performance of his duties hereunder for a period of six consecutive months or 180 days within a one year period, the Company may terminate the Executive’s employment hereunder for “Disability.”

(c)            Cause.  The Company may terminate the Executive’s employment hereunder for Cause.  For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder only upon the occurrence of any of the following events:

(i)             The conviction of the Executive for the commission of a felony; or

(ii)            An event constituting a material breach of this Agreement by the Executive, including, but not limited to, breach by the Executive of the provisions of Section 3 hereof, that has not been fully cured within seven (7) days after written notice thereof has been given by the Company to the Executive; or

(iii)           Serious misconduct by the Executive (including, but not limited to, breach by the Executive of the provisions of Section 7 hereof) that is injurious to the Company or its subsidiaries or any other member of the Group, whether monetarily or otherwise.

(d)           Termination by the Company. Notwithstanding the foregoing, the Company may terminate the Executive’s employment during the Employment Period at any time for any reason whatsoever, subject to a prior written notice delivered by the Company to the Executive, which shall take effect as set forth in Section 6(b) below.

(e)            Termination by the Executive .  The Executive may terminate his employment during the Employment Period hereunder, subject to a prior written notice delivered by the Executive to the Company, which shall take effect as set forth in Section 6(b) below.

6.                                      Termination Procedure.

(a)           Notice of Termination.  Any termination of the Executive’s employment by the Company or by the Executive (other than termination pursuant to Section 5(a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 9.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable details the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(b)           Date of Termination.  “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated for Disability pursuant to Section 5(b) above, thirty (30) days after Notice of Termination, (iii) if the Executive’s employment is terminated pursuant to Section 5(c), then six (6) months after the delivery of Notice of Termination, except if such termination is pursuant to Section 5(c)(i) in which case the Date of Termination shall be the date of Notice of Termination and (iv) if the Executive’s employment is terminated pursuant to Section 5(d), six (6) months after the delivery of Notice of Termination in the first year of employment, nine (9) months in the second year of employment and twelve (12) months as of the third year (v) if the Executive’s employment is terminated pursuant to Section 5(e), six (6) months after the delivery of Notice of Termination.  The Company shall be entitled to terminate the employment before the Date of Termination given provided that it gives the Executive all the benefits set forth in and subject to Section 4 above in respect of the period through the Date of Termination.

(c)            Termination by Company for Cause.  If the Executive’s employment shall be terminated by the Company for Cause, then the Company shall pay the Executive his Monthly Salary (at the rate in effect at the time Notice of Termination is given) and all other unpaid amounts and benefits through the Date of Termination.  The Company shall have no additional obligations to the Executive under this Agreement except as set forth in this Section 6(c) and in Section 4 (n ) for an event that is not the cause of termination.

(d)           Termination by Company without Cause.  If the Executive’s employment shall be terminated by the Company pursuant to Section 5(d) above, then the Company shall continue to pay the Executive his Monthly Salary (at the rate in effect at the time of the Notice of Termination) until the Date of Termination.

(e)           Deposits to Pension Programs.  Upon the termination of the Executive’s employment, provided that such termination was not pursuant to Article 5 (c) (iii) above, the Executive shall be entitled to all amounts deposited in his favor in pension programs, including payments made for severance pay. However in case  the termination is following  a conviction in a felony the Executive will lose his rights to such deposits only if and when the conviction is final and unappealable.

7.                                       Confidential Information; Noncompetition.

(a)            Confidential Information.  In consideration of the Company’s agreements hereunder, and in further consideration of the benefits accruing to the Executive hereunder, the Executive hereby agrees that he shall not, directly or indirectly, disclose or use at any time, either during or subsequent to the Employment Period, any trade secrets or other confidential information, whether patentable or not, of the Company, its subsidiaries or its affiliates now or hereafter existing, including but not limited to, any (i) processes, formulas, trade secrets, innovations, inventions, discoveries, improvements, research or development and test results, specifications, data and know-how; (ii) marketing plans, business plans, strategies, forecasts, unpublished financial information, budgets, projections, product plans and pricing; (iii) personnel information, including organizational structure, salary, and qualifications of employees; (iv) customer and supplier information, including identities, product sales and purchase history or forecasts and agreements; and (v) any other information (collectively, “Confidential Information”), of which the Executive is or becomes informed or aware during the Employment Period, whether or not developed by the Executive, except (A) as may be reasonably required for the Executive to perform the Executive’s employment duties with the Company, (B) to the extent such information becomes generally available to the public through no wrongful act of the Executive, (C) information which has been disclosed without restriction as a result of a subpoena or other legal process, after doing best efforts to give the Company the opportunity to request a suitable protective order for such information, or (D) with the Company’s prior written authorization.  This covenant shall survive the termination of the Executive’s employment hereunder for a period of three year after termination.  The Executive agrees to execute such further agreements and/or confirmations of the Executive’s obligations to the Company concerning non-disclosure of Confidential Information as the Company may reasonably require from time to time.  Upon termination of the Employment Period, the Executive shall promptly deliver to the Company all physical and electronic copies and other embodiments of Confidential Information.

(b)           Noncompetition Covenant.  The Executive agrees that at all times during the Employment Period and thereafter until the first anniversary of the termination or expiration of the Employment Period (the “Noncompetition Period”), the Executive shall not, except on behalf of the Company or with the Company’s consent, directly or indirectly, allow his name to be used by or Participate in any Competitive Business (as each of such terms is defined below).  For purposes of this Agreement, (A) the term “Participate” means to have any direct or indirect interest, participation or involvement, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, consultant, franchiser, franchisee, creditor, owner, stockholder or otherwise; provided, however, that the foregoing shall not prevent the Executive from engaging in the activities described in Exhibit B investing in publicly traded securities issued by any corporation, provided the holdings thereof by the Executive do not constitute more then five percent (5%) of outstanding shares so long as the Executive does not have any participation in the business management of such entity; and (B) the term “Competitive Business” means any enterprise, venture or proprietorship engaged in or which proposes to engage in the development, manufacture, sale, licensing and/or distribution of any information, products and/or services that are the same as or substantially similar to information, products and/or services provided (or in development and proposed to be provided) by any business unit or division within the Company or the Group;

(c)            Non Solicitation of Employees.  The Executive recognizes that he will possess confidential information about other executives and employees of the Company, its subsidiaries and affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Company, its subsidiaries and affiliates.  The Executive recognizes that the information he will possess about these other employees is not generally known, is of substantial value to the Company, its subsidiaries and affiliates in developing their businesses and in securing and retaining customers, and has been and will be acquired by him because of his business position with the Company, its subsidiaries and affiliates.  The Executive agrees that, during the Employment Period and the Noncompetition Period, he will not, directly or indirectly, solicit  or recruit any employee of the Company or its subsidiaries (hereinafter the Group) for the purpose of being employed by him or by any competitor of the Company or of the Group on whose behalf he is acting as an agent, representative or employee and that he will not convey any such confidential information or trade secrets about other employees of the Company or the Group to any other person.

(d)           Ownership of Developments.  Any invention, improvement, design, development or discovery conceived, developed, created or made by Executive alone or with others, during the period of his employment hereunder and applicable to the business of the Company, whether or not patentable or registrable, shall become the sole and exclusive property of the Company.  Executive shall disclose the same promptly and completely to the Company and shall, during the period of his employment hereunder and at any time and from time to time hereafter (i) execute all documents requested by the Company for vesting in the Company the entire right, title and interest in and to the same, (ii) execute all documents requested by the Company for filing and prosecuting such applications for patents, trademarks and/or copyrights as the Company, in its sole discretion, may desire to prosecute, and (iii) give the Company all assistance it reasonably requires, including the giving of testimony in any suit, action or proceeding, in order to obtain, maintain and protect the Company’s right therein thereto.

In the event that the Company is unable to secure the signature of Executive on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, trademark or other similar right, whether due to mental or physical incapacity or any other cause, Executive hereby irrevocably designates and appoints the Company and each of its duly authorized officers, as his agent and attorney in fact, to act for and in his behalf and stead, to execute and file any such document and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, trademarks, or other rights of protection with the same force and effect as if executed and delivered by Executive.

8.             Assignment; Successors.

As used in this Agreement, “Company” and “Group” shall mean as defined above and any successor (whether direct or indirect, by purchase, merger, consolation or otherwise) to all or substantially all of the business and/or assets of the Company or the Group or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                This Agreement is a personal contract and, except as specifically set forth herein, or by law, Executive’s rights and obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated by Executive.  This Agreement shall be binding upon Executive, and shall inure to the benefit of his heirs, executors and administrators, and upon the Company, its successors and assigns.

The rights and obligations of the Company hereunder may, in whole or in part, be sold, transferred or assigned by the Company to any affiliated or successor corporation; provided, however, that any such transfer will not relieve the Company of its obligations hereunder.

9.             Notice.  For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) ten (10) days after having been mailed by certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

3 Smadar St. Jerusalem

If to the Company:

Kiryat Atidim,Tel Aviv, Israel Att. Aharon Fogel

or to such other address as any party may have furnished to the other in writing in accordance therewith, except that notices of change of address shall be effective only upon receipt.

10.           Choice of Law.  This Agreement and the legal relations between the parties hereto shall be governed by and in accordance with the laws of the State of Israel.

11.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.           Waiver.  Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

13.           Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company.

14.           Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.  Upon determination that any term or other provision is invalid, illegal or incapable of being enforced, this Agreement shall be modified so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law.

15.           Entire Agreement.  This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of the Company or any party hereto;  Any modifications to this Agreement can only be made in writing signed by the Executive and an appropriate Company Officer.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Ness Technologies, Inc.

DATE: March 12, 2007	BY:	/s/ AHARON FOGEL
	Name:	Aharon Fogel
	Title:	Chairman of the Board

/s/ ISSACHAR GERLITZ
	Name:	Issachar Gerlitz
	Title:	Executive Vice President

The Executive

DATE: March 12, 2007	/s/ ISSACHAR GERLITZ
Issachar Gerlitz

EXHIBIT A

Executive Option Agreement

NESS TECHNOLOGIES INC.

OPTION AGREEMENT

Made as of the 12day of March, 2007

BETWEEN:	Ness Technologies Inc., a Delaware Corporation
having offices at Kiryat Atidim, Tel Aviv, Israel
(hereinafter, the “Company”)
on the one part
AND:	Name: Issachar Gerlitz
I.D. No.051741270

(hereinafter the “Optionee”)
on the other part

WHEREAS                                 The Company is in the process of drafting and finalizing the 2007 option plan that will be brought for approval to the Company’s Board of Directors and to the Company’s stockholders at the upcoming stockholders meeting and which will, in the relevant aspects, not differ materially from the Company’s 2003 Israeli Share Option Plan (the “ISOP”) attached as Exhibit A hereto, forming an integral part hereof, and such new 2007 option plan, once approved (the “2007 Plan”), will replace the ISOP and will be attached hereto as Exhibit A; and -

WHEREAS                                 The Company intends, subject to the approval of the Board, (to grant to the Optionee Options to purchase Shares of the Company under the 2007 Plan, and the Optionee has agreed to receive such grant, subject to all the terms and conditions as set forth in the 2007 Plan and as provided herein.

NOW, THEREFORE, it is agreed as follows:

1.         Preamble and Definitions

1.1                                           The preamble to this agreement constitutes an integral part hereof.

1.2                                           Unless otherwise defined herein, capitalized terms used herein shall have the meaning ascribed to them in the ISOP and, once the 2007 Plan is approved as required by applicable law, the meaning ascribed to them or to equivalent terms in the 2007 Plan.

1.3                                           Once the 2007 Plan is approved as required by applicable law, all references to sections in the ISOP or to the ISOP will be deemed to be replaced by references to the comparable sections of the 2007 Plan or to the 2007 Plan.

2.         Grant of Options

2.1                                           The Company hereby grants the Optionee the number of Options set forth in Section 1 of Exhibit B attached hereto and forming an integral part hereof (the “Options”), each Option  shall be exercisable for one common share of the Company, par value 0.01$ per share, taken from the total number of shares reserved for purposes of the 2007 Plan in the Company’s authorized capital (the “Shares”), at a price per Share set forth in Section 2 of such Exhibit B (the “Purchase Price”), on the terms and subject to the conditions hereinafter provided.

                                                          The Option Price is stated and will be paid in U.S. dollars.

2.2                                           The Optionee is aware that the Company intends to issue additional shares, options and other instruments convertible into shares in the future to various entities and individuals, as the Company in its sole discretion shall determine.

3.      Period of Options and Conditions of Exercise

3.1                                           The term of this Option Agreement shall commence on the date hereof (the “Date of Grant”) and shall terminate at the Expiration Date (as defined in Section 2.12 in the ISOP and as set forth in Section 3 of Exhibit B), or at any other time at which the Options expire pursuant to the terms of the ISOP or pursuant to this Option Agreement.

3.2                                           Once vested in accordance with Exhibit B, Options may be exercised by the Optionee in whole or at any time or in part from time to time,  prior to the Expiration Date, and provided that, subject to the provisions of Section 10.5 of the ISOP, the Optionee is an employee or providing services to the Company or any of its Affiliates at all times during the period beginning with the granting of the Options through the relevant vesting date and ending upon the date of exercise.

3.3                                           The Options may be exercised only to purchase whole Shares, and in no case may a fraction of a Share be purchased. If any fractional Shares would be deliverable upon exercise, such fraction shall be rounded up to the nearest whole number in the event it equals one-half or more, or otherwise rounded down, to the nearest whole number.

3.4                                           The vested Options, to the extent not previously fully exercised, will be redeemable as described in Exhibit B upon receipt by the Company of a written request by the Optionee.

4.                            Change of Control

Notwithstanding anything to the contrary in Section 9.5 of the ISOP and in addition thereto, in the event of a Change in Control as described in Section 9.5 of the ISOP, the following shall occur:

4.1                                         Vesting Dates shall be accelerated so that any unvested Option shall be immediately vested in full as of the date which is ten (10) days prior to the effective date of the Change in Control, and the Committee shall notify the

                                                          Optionee that the unexercised Options are fully exercisable for a period of ten (10) days from the date of such notice, and that any unexercised Options shall terminate upon the expiration of such period

4.2                                           The Optionee shall be entitled to receive the Additional Payment, as set forth in Exhibit B.

5.         Vesting; Period; Expiration

Subject to the provisions of the ISOP, Options shall vest and become exercisable according to the Vesting Dates set forth in Exhibit B hereto.

All unexercised and unredeemed Options granted to the Optionee shall terminate and shall no longer be exercisable on the Expiration Date, as set forth in Exhibit B hereto and as described in Section 2.12 of the ISOP.

6.         Exercise of Options

6.1                                           Options may be exercised in accordance with the provisions of Section 10.1 of the ISOP.

6.2                                           In order for the Company to issue Shares upon the exercise of any of the Options, the Optionee hereby agrees to sign any and all documents required by any applicable law and/or by the Company’s incorporation documents. The Optionee further agrees that in the event that the Company and its counsel deem it necessary or advisable, in their sole discretion, the issuance of Shares may be conditioned upon certain representations, warranties, and acknowledgments by the Optionee.

6.3                                           The Optionee acknowledges that the Company may transfer the administration of the options system to an independent contractor at its discretion (and he undertakes to follow the rules and practices of such contractor regarding the exercise of his options (currently Tamir Fishman).

6.4                                           The Company shall not be obligated to issue any Shares upon the exercise of an Option if such issuance, in the opinion of the Company, might constitute a violation by the Company of any provision of law.

6.5                                            Each Option shall be subject to the further requirement that, if at any time the Board (or the Committee) shall determine in its sole discretion that the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with, the granting of such Option or the issuance of Shares thereunder, such Option may not be exercised in whole or in part, unless such consent or approval shall have been affected or obtained free of any conditions not acceptable to the Board or the Committee.

7.         Restrictions on Transfer of Options and Shares

7.1                                           Notwithstanding anything to the contrary set forth in the ISOP or herein, the Company intends to use its best efforts to register the Shares underlying the Options pursuant to the Securities Act of 1933 using a registration statement on Form S-8. However, even following the effectiveness of such registration, the transfer of Options and the transfer of Shares to be issued upon exercise of the Options shall remain subject to various other limitations set forth in the ISOP and in the Company’s incorporation documents, in any shareholders’ agreement to which the holders of ordinary shares of the Company are bound or in or in any applicable law including securities law of any jurisdiction.

This Section shall not constitute an undertaking by the Company to register the Shares as aforementioned within a certain period of time and the Board may choose to postpone or otherwise delay the registration if, in its sole discretion, such delay or postponement is advisable to the Company.

7.2           With respect to any Approved 102 Option, subject to the provisions of Section 102 of the Income Ordinance (New Version), 1961, and any rules or regulation or orders or procedures promulgated thereunder, an Optionee shall not sell or release from trust any Share received upon the exercise of an Approved 102 Option and/or any share received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the Holding Period required under Section 102 of the Ordinance. Notwithstanding the above, if any such sale or release occurs during the Holding Period, the sanctions under Section 102 of the Ordinance and under any rules or regulation or orders or procedures promulgated thereunder shall apply to and shall be borne by such Optionee.

7.3                                           With respect to Unapproved 102 Option, if the Optionee ceases to be employed by the Company or any Affiliate, the Optionee shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102 and the rules, regulation or orders promulgated thereunder.

7.4                                           The Optionee acknowledges that in the event additional shares of the Company shall be registered for trading in any public market, the Optionee’s right to sell Shares may be subject to limitations (including a lock-up period), as will be requested by the Company or its underwriters, and the Optionee unconditionally agrees and accepts any such limitations.

The Optionee acknowledges that in order to enforce the above restriction, the Company may impose stop-transfer instructions with respect to the exercised Shares.

7.5                                           The Optionee shall not dispose of any Shares in transactions which violate, in the opinion of the Company, any applicable laws, rules and regulations or any lock up imposed by the Company.

7.6                                           The Optionee agrees that the Company shall have the authority to imprint upon the certificate or certificates representing the Shares such legends referring to the foregoing restrictions, and any other applicable restrictions as it may deem appropriate (which do not violate the Optionee’s rights according to this Option Agreement).

7.7                                           The Company intends to register the Shares underlying the Options on a Form S-8 to be filed with the Securities and Exchange Commission pursuant to the U.S. Securities Act of 1933, as amended.

7.8                                           With respect to any person subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Reporting Person”), transactions under the ISOP are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act.  To the extent any provision of the ISOP or any action by an authority under the ISOP fails to so comply, such provision or action shall, without further action by any person, be deemed to be automatically amended to the extent necessary to effect compliance with Rule 16b-3, provided that if such provision or action cannot be amended to effect such compliance, such provision or action shall be deemed null and void, to the extent permitted by law and deemed advisable by the appropriate authority.  Each Option to a Reporting Person under the ISOP shall be deemed issued subject to the foregoing qualification.

 8.        Taxes; Indemnification

8.1                                           Any tax consequences arising from the grant or exercise of any Option, from the payment for Shares covered thereby, from the redemption of the Options, from the payment of the additional payment as set forth in Section 4 herein or from any other event or act (of the Company and/or its Affiliates, the Trustee or the Optionee), hereunder, shall be borne solely by the Optionee. The Company and/or its Affiliates and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Optionee hereby agrees to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Optionee.

8.2                                         The Optionee will not be entitled to receive from the Company and/or the Trustee any Shares allocated or issued upon the exercise of Options prior to the full payments of the Optionee’s tax liabilities arising from Options which were granted to him and/or from the Shares issued upon the exercise of Options. For the avoidance of doubt, neither the Company nor the Trustee shall be required to release any share certificate to the Optionee until all payments required to be made by the Optionee have been fully satisfied.

8.3                                           The receipt of the Options and the acquisition of the Shares to be issued upon the exercise of the Options may result in tax consequences. THE OPTIONEE IS ADVISED TO CONSULT A TAX ADVISER WITH RESPECT TO THE TAX CONSEQUENCES OF RECEIVING OR EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.

8.4                                           With respect to Approved 102 Options, the Optionee hereby acknowledges that he is familiar with the provisions of Section 102 and the regulations and rules promulgated thereunder, including without limitations the type of Option granted hereunder and the tax implications applicable to such grant. The Optionee accepts the provisions of the trust agreement, attached as Exhibit C hereto, and agrees to be bound by its terms.

8.5                                           The Optionee hereby acknowledges that the special tax treatment afforded to him pursuant to Section 102 and the regulations and rules promulgated thereunder, if any, shall not apply to the redemption or the additional payment provided for in Section 4 herein and on Exhibit B hereto.

9.                  Miscellaneous

9.1                                           No Obligation to Exercise Options. The grant and acceptance of these Options imposes no obligation on the Optionee to exercise any or all of the Options.

9.2                                           Confidentiality.  The Optionee shall regard the information in this Option Agreement and its exhibits attached hereto as confidential information and the Optionee shall not reveal its contents to anyone except when required by law or for the purpose of gaining legal or tax advice.

9.3                                           Continuation of Employment or Service.  Neither the ISOP nor this Option Agreement shall impose any obligation on the Company or an Affiliate to continue the Optionee’s employment or service and nothing in the ISOP or in this Option Agreement shall confer upon the Optionee any right to continue in the employ or service of the Company and/or an Affiliate or restrict the right of the Company or an Affiliate to terminate such employment or service at any time.

9.4                                           Entire Agreement. Subject to the provisions of the ISOP, to which this Option Agreement is subject, this Option Agreement, together with the exhibits hereto, constitute the entire agreement between the Optionee and the Company with respect to Options granted hereunder, and supersedes all prior agreements, understandings and arrangements, oral or written, between the Optionee and the Company with respect to the subject matter hereof.

9.5                                           Failure to Enforce - Not a Waiver. The failure of any party to enforce at any time any provisions of this Option Agreement or the ISOP shall in no way be construed to be a waiver of such provision or of any other provision hereof.

9.6                                           Provisions of the ISOP. The Options provided for herein are granted pursuant to the ISOP and said Options and this Option Agreement are in all respects governed by the ISOP and subject to all of the terms and provisions of the ISOP.

Any interpretation of this Option Agreement will be made in accordance with the ISOP but in the event there is any contradiction between the provisions of this Option Agreement and the ISOP, the provisions of the Option Agreement will prevail.

9.7                                           Binding Effect. The ISOP and this Option Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereof.

9.8                                           Notices. All notices or other communications given or made hereunder shall be in writing and shall be delivered or mailed by registered mail or delivered by email or facsimile with written confirmation of receipt to the Optionee and/or to the Company at the addresses shown on the letterhead above, or at such other place as the Company may designate by written notice to the Optionee. The Optionee is responsible for notifying the Company in writing of any change in the Optionee’s address, and the Company shall be deemed to have complied with any obligation to provide the Optionee with notice by sending such notice to the address indicated below.

Company’s Signature:

Name: Ilan Rotem	Hadas Halbreich
Position: Secretary & General Counsel	Compensation and Benefits Manager
Signature:

I, the undersigned, hereby acknowledge receipt of a copy of the ISOP and accept the Options subject to all of the terms and provisions thereof. I have reviewed the ISOP and this Option Agreement in its entirety, have had an opportunity to obtain the advice of counsel prior to executing this Option Agreement, and fully understand all provisions of this Option Agreement. I agree to notify the Company upon any change in the residence address indicated above. I am aware that the Options granted to me are intended to be granted pursuant to the terms of the 2007 Plan.

Date		Optionee’s Signature

Attachments:	Exhibit A:	Ness Technologies Inc. 2003 Israeli Share Option Plan (to be
replaced by the 2007 option plan)

	Exhibit B:	Terms of the Option

	Exhibit C:	Trust Agreement

EXHIBIT B
Terms of the Option

1. Number of Options granted:	250,000
2. Price per Share:	NASDAQ closing price on March 15, 2007
3. Expiration Date:	31.12.2011
4. Date of Grant:	Upon the approval by the Company’s shareholders
5. Vesting and Exercise dates as follows:

Percentage of the Optionee’s total number of Options	Vesting Date
33 1/3%	16.3.2008
33 1/3%	16.3.2009
33 1/3%	16.3.2010

6. Change of Control

In case of Change of Control before 31.12.08 the Optionee will be entitled to a gross cash grant equal to the difference between the gross consideration paid (in cash or in kind) for each share in the Change of Control event and the exercise price multiplied by the number of options vested on or before the Change of Control according to this Option Agreement.

Signatures
	The Optionee	the Company